First Niagara Risk Management, Inc. announces the completion of its acquisition of Hatch Leonard Naples, Inc.

LOCKPORT, NY---August 4, 2005---First Niagara Risk Management, Inc., the wholly-owned insurance subsidiary of First Niagara Bank and its parent, First Niagara Financial Group, Inc. (Nasdaq: FNFG) (the "Company") completed its acquisition of Hatch Leonard Naples, Inc. on July 29, 2005.

The former Hatch Leonard Naples, Inc. is operating as First Niagara Risk Management. John D. Hoffman is serving as Chairman of the agency's Board of Directors, focusing on bank/agency synergies, maximizing integration capabilities and merger and acquisition activities. Former Hatch Leonard Naples Chief Executive Officer, Gerard J. Wenzke is serving as CEO.

"We are delighted to welcome the employees and clients of Hatch Leonard to First Niagara," said Daniel E. Cantara, First Niagara's senior vice president of financial and business services. "As upstate New York's largest insurance provider, we are looking forward to offering our clients an extended line of products and services."

Commenting on the close of the transaction, Gerard J. Wenzke stated, "We will continue to focus on providing our clients with the extraordinary level of customer service which they are accustomed to. The former Hatch Leonard Naples, Inc. and First Niagara Risk Management have very similar product lines as well as business philosophies and core values; as a result, customer service will remain consistent. Customers can expect business as usual."

First Niagara Risk Management's product line includes personal and commercial insurance, surety bonds, risk management, employee benefits and administration and life, disability and long-term care coverage. The agency has office locations that stretch across the state including Buffalo, Rochester, Syracuse and Albany.

First Niagara Risk Management is the insurance subsidiary of First Niagara Bank. The full-service, community oriented bank has assets of approximately $8.0 billion and deposits of $5.2 billion. It provides financial services to individuals, families and businesses through 117 branches and several financial service subsidiaries across New York State. For more information, visit http://www.fnfg.com.

Forward-Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those

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contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

Officer Contacts
----------------

Paul J. Kolkmeyer.                    President and CEO

John R. Koelmel.                      Chief Financial Officer

Christopher J. Thome                  Reporting and Investor Relations Manager
                                      (716) 625-7645
                                      chris.thome@fnfg.com

Leslie G. Garrity.                    Corporate Affairs & Communications Manager
                                      (716) 625-7528
                                      leslie.garrity@fnfg.com